David L. Metz
Manager, Power Procurement
Resource Acquisitions and Renewables
March 11, 2008
Scott Higginson
Snowflake White Mountain Power
3514 East Presido Circle
Mesa, Arizona 85215

Re:	Amended and Restated Transaction Confirmation between Arizona Public Service Company and Snowflake White Mountain Power, LLC
Dear Scott:
Consistent with our recent telephone conversations, I am writing to formally address the development status of the biomass project that is the subject of the above-referenced agreement, effective August 16, 2006 (the “Agreement”), and to provide assurance that APS will not exercise its right to terminate the Agreement based on a reasonable extension of the Commercial Operation Date.
It is our understanding that at this point significant progress has made toward the timely completion of the project, in accordance with the terms of the Agreement. Specifically, we understand that you have secured the required ADEQ Air Quality Permit, Raw Water Permit and Aquifer Protection Permit, such that the project is properly permitted for operation. In addition, we have received executed copies of both the interconnection and transmission agreements and have been advised that the interconnection work needed to support commercial operation of the project was completed in February 2008. Finally, we understand that since the construction of the project is nearly complete, you are anticipating running test energy this month and achieving commercial operation of the project, in accordance with the terms of the Agreement, on or about April 15, 2008.
The Agreement states that if the project does not achieve commercial operation on or before July 1, 2008, then APS may terminate the Agreement upon written notice. Based on the foregoing, it appears that the project will be in operation long before the stated deadline; however, you have asked APS to extend such deadline in order to accommodate any unanticipated delays going forward. Because we believe, based on your
Arizona Public Service Company • MS 9674 • Post Office Box 53999 • Phoenix • AZ 85072-3999 • 602-250-2004 • Fax 602-250-2753

Scott Higginson
March 11, 2008
Page Two
representations to us and our own good faith due diligence, that the project is on track for completion in the near future, APS hereby agrees to grant the requested extension. Accordingly, APS agrees to extend the applicable termination right for an additional sixty (60) days and shall not terminate the Agreement based on a failure of the project to achieve commercial operation unless such failure extends beyond September
1, 2008.
Please do not hesitate to contact me if you have any questions. We look forward to the completion of the project and our continued relationship with SWMP.
Sincerely,
David L. Metz
Manager, Power Procurement
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Accepted and agreed to as of the date first written above:
SNOWFLAKE WHITE MOUNTAIN POWER, LLC

By:	/s/ Scott Higginson

Name:	Scott Higginson
Title:	SVP